UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2019

Blue Dolphin Energy Company
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-15905 (Commission File Number)	73-1268729 (IRS Employer Identification No.)

801 Travis Street, Suite 2100
Houston, Texas 77002
(Address of principal executive office and zip code)

(713) 568-4725
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.
Other Events.

Effectiveness of Settlement of GEL Arbitration

Background

As previously disclosed, on July 20, 2018, Blue Dolphin Energy Company (“Blue Dolphin”) and its wholly-owned subsidiaries Lazarus Energy, LLC (“LE”) and Nixon Product Storage, LLC, together with Lazarus Energy Holdings, LLC, Carroll & Company Financial Holdings, L.P., and Jonathan Carroll (collectively, the “Lazarus Parties”), entered into a Settlement Agreement (as amended to the date of this report, the “Settlement Agreement”) with GEL Tex Marketing, LLC (“GEL”), an affiliate of Genesis Energy, LP, related to the previously disclosed arbitration proceedings involving LE and GEL (the “GEL Arbitration Proceedings”).

Under the Settlement Agreement, GEL and the Lazarus Parties agreed, upon the occurrence of the Settlement Payment Date (as defined below) and subject to the terms and conditions set forth in the Settlement Agreement, (1) to mutually release all claims against each other (the “Mutual Releases”), (2) to take such actions as are necessary to dismiss the GEL Arbitration Proceedings with prejudice and (3) to file a stipulation of dismissal with prejudice of the related Texas state court action filed by GEL to confirm the final award in the GEL Arbitration Proceedings (the hearing on which has been continued pursuant to the term of the Settlement Agreement) (collectively, the “Settlement”). The Settlement was conditioned upon the Lazarus Parties’ paying to GEL a lump sum cash payment of $10.0 million (the “Settlement Payment”) and cash payments of $0.5 million at the end of each calendar month until the Settlement Payment Date (the “Interim Payments”). The Fifth Amendment to the Settlement Agreement, entered into on May 6, 2019, amended the Settlement Agreement to provide, among other matters, that:

●
the Lazarus Parties would pay the Settlement Payment to GEL in one or more installments in specified minimum amounts, each due on or before specified days during the period from May 7, 2019 to May 16, 2019 (the “Settlement Installment Payments”);

●
the Interim Payment due April 30, 2019 would be paid by the Lazarus Parties to GEL on a deferred basis in minimum installments of $0.1 million, each due on or before the last business day of each month from June to October 2019 (the “Deferred Interim Installment Payments”);

●
the Lazarus Parties would not be required to make any Interim Payments that otherwise would be required for months after April 2019, provided that the Lazarus Parties have timely made all Settlement Installment Payments and Deferred Interim Installment Payments; and

●
the “Settlement Payment Date” would be the first date on which the Lazarus Parties have paid to GEL (1) the Settlement Installment Payments totaling $10.0 million, (2) the Deferred Interim Installment Payments totaling $0.5 million and (3) any additional Interim Payments that become due as a result of the Lazarus Parties’ failing to timely make any Settlement Installment Payment or Deferred Interim Installment Payment (as described in the preceding bullet point).

Effectiveness of Settlement

During the period from May 7, 2019 to May 10, 2019, the Lazarus Parties made multiple payments in cash to GEL totaling $10.0 million in the aggregate, which payments together constituted all of the Settlement Installment Payments. Additionally, during the months of June, July and August 2019, the Lazarus Parties made multiple payments in cash to GEL totaling $0.5 million in the aggregate, which payments together constituted all of the Deferred Interim Installment Payments and the last of which was made on August 23, 2019.

As a result of these payments and the fact that no further Interim Payments are required because of the timely payment of all of the Settlement Installment Payments and Deferred Interim Installment Payments:

●
the Settlement Payment Date occurred on August 23, 2019;

●
the Lazarus Parties have made all payments to GEL required for the Settlement of the GEL Arbitration Proceedings to be effective and final;

●
the Mutual Releases have become effective; and

●
LE and GEL are in the process of taking the actions required under the Settlement Agreement to effect the dismissal with prejudice of the GEL Arbitration Proceedings and the related Texas state court action filed by GEL to confirm the final award in the GEL Arbitration Proceedings.

As a result of the effectiveness of the Settlement, Blue Dolphin expects to recognize a gain on its consolidated statements of operations during the third quarter of 2019 in the amount of approximately $9.0 million related to the gain on settlement of the accrued arbitration award payable. Until the Settlement occurred, the accrued arbitration award payable was reflected on Blue Dolphin’s consolidated balance sheets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Dolphin Energy Company

Date: August 23, 2019	By:	/s/ JONATHAN P. CARROLL
Jonathan P. Carroll
Chief Executive Officer, President, Assistant Treasurer and Secretary (Principal Executive and Financial Officer)